# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "IROQUOIS VALLEY FARMLAND REIT, PBC", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2016, AT 1:32 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6164416 8100
SR# 20165938521

Authentication: 203079084
Date: 09-29-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:32 PM 09/26/2016
FILED 01:32 PM 09/26/2016
SR 20165938521 - File Number 6164416

# STATE OF DELAWARE
# CERTIFICATE OF INCORPORATION
# A PUBLIC BENEFIT CORPORATION
# OF
# IROQUOIS VALLEY FARMLAND REIT, PBC

1. The name of this corporation (which is hereinafter referred to as the "Corporation") is IROQUOIS VALLEY FARMLAND REIT, PBC

2. The Corporation's registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

3. The nature of the Corporation's business and the purposes to be conducted or promoted by it shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation is a public benefit corporation and is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. The Corporation will be managed in a manner that balances its stockholders' pecuniary interests, the best interests of those materially affected by the Corporation's conduct, and the public benefit or public benefits described in this Certificate. The specific public benefit purpose of the Corporation is enabling healthy food production, soil restoration and water quality improvement through the establishment of secure and sustainable farmland access tenures.

4. The Corporation intends to engage in the business of a real estate investment trust ("REIT") as that phrase is defined in the Internal Revenue Code of 1986, as amended. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Corporation's Board of Directors ("Board of Directors") shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Corporation as a REIT.

5. The total number of shares of capital stock that the Corporation has authority to issue is 200,000 shares. The authorized stock is all classified as common stock, par value $0.01 per share. There shall be no powers, preferences, rights, qualifications, limitations or restrictions with respect to the shares of the Corporation's capital stock; provided that the Board of Directors may adopt, by resolution, certain powers, preferences, rights, qualifications, limitations or restrictions with respect to the shares of the Corporation's capital stock as the Board of Directors may deem appropriate.

6. The name and mailing address of the incorporator is as follows:

| | |
|---|---|
| Name: | Timothy P. Fitzgerald |
| Mailing Address: | 55 W. Monroe Street, Suite 1200, Chicago, IL 60603 |

I, the undersigned, for the purpose of forming the Corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of September, A.D. 2016.

Tim Fitzgerald

Timothy P. Fitzgerald, Organizer